                                                                   EXHIBIT 10.40

                                   ----------

                                    AGREEMENT

                  FOR THE SALE AND PURCHASE OF EQUITY INTEREST

                                       IN

                     BEIJING CENTURY MEDIA CULTURE CO., LTD.

                                   ----------

                                      Among

                             ALL OF THE SHAREHOLDERS

                                       OF

                     BEIJING CENTURY MEDIA CULTURE CO., LTD.

                                       and

                             XINHUA FINANCE LIMITED

                          Dated as 9 of September, 2005


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THIS is made between the following parties in Shanghai, People's Republic of
China ("PRC"):

(1) Mr. Yu Gang, a citizen of the People's Republic of China and holder of PRC passport number G08731655 with an address of Unit 38-803, No. 9, Shuangqiao East Road, Chaoyang District, Beijing 100024 PRC ("Transferor 1");

(2) Ms. Xia Huai, a citizen of the People's Republic of China and holder of PRC passport number 430103197701081541 with an address of Unit 38-803, No. 9, Shuangqiao East Road, Chaoyang District, Beijing 100024 PRC ("Transferor 2", and, together with Transferor 1, the "Transferors").

(3) Xinhua Finance Limited (the "PURCHASER"), a limited liability company duly incorporated and existing under the laws of Cayman Islands and having its registered office situated at the offices of Codan Trust Company (Cayman) Limited, Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681GT, George Town, Grand Cayman, British West Indies.

The Transferors and the Purchaser are collectively referred to as "PARTIES".

WITNESSETH

WHEREAS:

(A) Beijing Century Media Culture Co., Ltd. (the "COMPANY"), a limited liability company incorporated in PRC whose registered office is situated at 18-338 Jianshe Road, Kaixuan Avenue, Liangxiang Village, Fangshan District, Beijing, PRC, with registered capital of 1,000,000 Renminbi ("RMB"), is engaged in the business of the production of radio and television programs for the PRC market.

(B) Transferor 1 is the legal and record owner of 55% of the equity interests in the registered capital of the Company, and Transferor 2 is the legal and record owner of 45% of the equity interests in the registered capital of the Company, which, collectively, represent 100 % of the outstanding equity interests of the Company.

(C) The Purchaser wishes to purchase (through its nominees), and the Transferors wish to sell one hundred percent (100%) of all the equity in the registered capital of the Company (the "SALE EQUITY").


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NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser and the Transferors hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

SECTION 1.01            Certain Defined Terms

As used in this Agreement, the following terms shall have the following meanings:

"2005 Consideration Amount"      has the meaning set forth in Section 2.02.

"2006 Consideration Amount"      has the meaning set forth in Section 2.02.

"2007 Consideration Amount"      has the meaning set forth in Section 2.02.

"2005 Financials"                has the meaning set forth in Section 2.02.

"2006 Financials"                has the meaning set forth in Section 2.02.

"2007 Financials"                has the meaning set forth in Section 2.02.

"2005 Net Income"                has the meaning set forth in Section 2.02.

"2006 Net Income"                has the meaning set forth in Section 2.02.

"2007 Net Income"                has the meaning set forth in Section 2.02.

"Action" means any claim, litigation, arbitration or inquiry, or judicial, administrative, regulatory or other proceeding, brought by or before (or in the case of a claim, capable of being brought by or before) any court, government agency or other Governmental
                                 Authority or any person.

"Accounts"                       has the meaning set forth in Schedule 2.

"Affiliates"                     means (a) in relation to any corporate or
                                 non-corporate legal person, any other person
                                 which, directly or indirectly, controls or is
                                 controlled by or is under common control with
                                 such person and for the purposes of this
                                 definition "CONTROL" when used with respect to
                                 any specified person means the power to direct
                                 the management and policies


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
                                 of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms
                                 "CONTROLLING" and "CONTROLLED" have meanings correlative to the foregoing, and (b) in relation to any natural person, his or her spouse, children, parents and parents-in-law.

"Business"                       has the meaning set forth in Section 6.02(a).

"Business Day"                   means any day that is not a Saturday, a Sunday
                                 or other day on which banks are required or
                                 authorized by Law to be closed in Hong Kong or
                                 Shanghai, PRC.

"Clients"                        has the meaning set forth in Section 6.02(b).

"Closing"                        has the meaning set forth in Section 2.04.

"Closing Date"                   has the meaning set forth in Section 2.04.

"Confidential Information"       has the meaning set forth in Section 6.03 and
                                 Schedule 2.

"Dollars"                        means United States dollars.

"Encumbrance"                    has the meaning set forth in Schedule 2.

"First Subsequent
Consideration Payment Date"      has the meaning set forth in Section 2.02.

"Force Majeure"                  has the meaning set forth in Section 10.07(a).

"Government Approval"            means any approval, consent or authorization
                                 from, registration or filing with, notice to,
                                 or license, permit or certification from, any
                                 Governmental Authority. Government Approvals
                                 with respect to any Action to be taken by any
                                 party hereunder means such Government Approvals
                                 as are required for the Action under applicable
                                 Law. Whenever any form of requirement of
                                 "GOVERNMENT APPROVAL" is referred to herein, it
                                 shall be interpreted and construed to include
                                 the requirement that such approval be in form
                                 and substance reasonably acceptable to the
                                 parties hereto.


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
"Governmental Authority"         means any government, governmental, regulatory
                                 or administrative authority, agency or
                                 commission or any court, tribunal, or judicial
                                 or arbitral body.

"Governmental Order"             means any order, judgment, injunction or award
                                 entered by or with any Governmental Authority.

"Initial Consideration"          has the meaning set forth in Section 2.03 (a).

"Last Accounting Date"           has the meaning set forth in Schedule 2.

"Law" means any (i) national, provincial, state, or local statutes, regulations, ordinances, rules, codes, judgments, awards, orders or policies of Governmental Authorities, and any other rules, standards or specifications having the force or effect of law, whether PRC or non-PRC; and (ii) treaties, conventions, protocols and other promulgations having transnational legal effect.

"Leases"                         has the meaning set forth in Schedule 2.

"Licensed IP"                    has the meaning set forth in paragraph 8.3(b)
                                 Schedule 2.

"Licensed Software"              has the meaning set forth in paragraph 9.1 of
                                 Schedule 2.

"Losses"                         has the meaning set forth in Section 9.02.

"Market Value"                   has the meaning set forth in Section 2.02.

"Material Adverse Change"        means any change that results or could result
                                 in a Material Adverse Effect.

"Material Adverse Effect"        means any effect which, alone or together with
                                 any other such effect, (i) is materially
                                 adverse to the business, operations, assets or
                                 liabilities, employee relationships, customer
                                 or supplier relationships, prospects, results
                                 of operations or the condition (financial or
                                 otherwise) of the Company or any of the
                                 Subsidiaries; (ii) materially impairs the
                                 ability of the Company or the Subsidiaries to
                                 conduct its business in the ordinary course of
                                 business; or (iii) materially

                                 impairs the ability of the Transferors or the Company to perform their obligations under this Agreement.

"Merger Consideration"           has the meaning set forth in Section 2.02.

"Owned IP"                       has the meaning set forth in paragraph 8.3(a)
                                 of Schedule 2.

"Owned Software"                 has the meaning set forth in paragraph 9.1 of
                                 Schedule 2.

"Person" means a natural person, partnership, limited liability partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity, and pronouns have a similarly extended meaning.

"Pro Rata Portion"               has the meaning set forth in Section 2.02.

"Restricted Period"              has the meaning set forth in Section 6.02.

"Second Subsequent
   Consideration Payment Date"   has the meaning set forth in Section 2.02.

"Subsequent Consideration"       has the meaning set forth in Section 2.02.

"Subsequent Consideration
   Payment Date"                 has the meaning set forth in Section 2.02.

"Tax" means any tax, levy, duty or other charges of any kind imposed by any Governmental Authority, including without limitation, taxes and charges upon or in respect of income, payroll, employment, excise, severance, stamp, occupation, education, stock transfer, capital gains, withholding, social security, property, sales, use, license or registration; value added taxes; customs duties and tariffs; and any interest, penalty or addition thereto, whether disputed or not.

"Termination Date"               has the meaning set forth in Section 8.02(b).

"Third Subsequent
   Consideration Payment Date"   has the meaning set forth in Section 2.02.


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
"Transferee"                     has the meaning set forth in Section 2.01.

"Transaction"                    has the meaning set forth in Section 2.01.

"Transferor Indemnified
   Person"                       has the meaning set forth in Section 9.03.

"Warranties"                     means the warranties, representations and
                                 undertakings of the Transferors contained in or
                                 referred to in Article IV and Schedule 2.

"the Purchaser Indemnified
   Person"                       has the meaning set forth in Section 9.02.

"XFL Ordinary Shares"            means ordinary shares in the capital of the
                                 Purchaser ranking equally with the ordinary
                                 shares of the Purchaser listed on the Tokyo
                                 Stock Exchange.

                                   ARTICLE 2
                                PURCHASE AND SALE

SECTION 2.01 Purchase and Sale of the Sale Equity. Upon the terms and subject to the conditions of this Agreement, the Purchaser shall (through its nominees or such other parties identified by the Purchaser to the Transferors (the "TRANSFEREE")), purchase from each Transferor, and each Transferor shall procure the sale to the Purchaser, of the Sale Equity (the "TRANSACTION") which in aggregate shall represent one hundred percent (100%) of the total equity of the Company, free from all charges, liens, encumbrances and other third party claims and interests and together with all rights now or hereafter attached to them, including any and all rights and benefits arising from or associated with such equity interests (including, but not in anyway limited to, all rights and benefits in connection with the Company's retained earnings, and any dividend or other distribution declared, made or paid after the date of this Agreement).

SECTION 2.02 Merger Consideration Amount. Each Transferor shall be entitled to receive, subject to the provisions of this Agreement, his Pro Rata Portion of the Initial Consideration and the Subsequent Consideration (together, the "MERGER CONSIDERATION") in the manner, at the times and in the amounts set forth in this Section 2.02. The "INITIAL CONSIDERATION" shall be $3,000,000 (three million Dollars), and shall be payable to the Transferors at Closing. "PRO RATA PORTION" means, with respect to Transferor 1, 55% (fifty-five percent), and with respect to Transferor 2, 45% (forty-five percent).

     (a) The "SUBSEQUENT CONSIDERATION" shall consist of the 2005 Consideration Amount, the 2006 Consideration Amount and the 2007 Consideration Amount, and shall be determined and paid as follows:

          (i) The "2005 CONSIDERATION AMOUNT" shall be an amount equal to the product of ((A) 2005 Net Income, (B) 8.5 and (C) 0.50)) minus $3,000,000, and shall be paid by the Purchaser no later than twenty (20) days after receipt by the Purchaser and the Transferors of the 2005 Financials (the date of such payment, the "FIRST SUBSEQUENT CONSIDERATION PAYMENT DATE").

          (ii) The "2006 CONSIDERATION AMOUNT" shall be an amount equal to the product of ((A) 2006 Net Income, (B) 8.5 and (C) 0.25)), and shall be paid by the Purchaser no later than twenty (20) days after receipt by the Purchaser and the Transferors of the 2006 Financials (the date of such payment, the "SECOND SUBSEQUENT CONSIDERATION PAYMENT DATE").

          (iii) The "2007 CONSIDERATION AMOUNT" shall be an amount equal to the product of ((A) 2007 Actual Net Income, (B) 8.5 and (C) 0.25)), and shall be paid by the Purchaser no later than ten (10) days after receipt by the Purchaser and the Transferors of the 2007 Financials (the date of such payment, the "THIRD SUBSEQUENT CONSIDERATION PAYMENT DATE" and, together with the First Subsequent Consideration Payment Date, and the Second Subsequent Consideration Payment Date, the "SUBSEQUENT CONSIDERATION PAYMENT Dates").

          (iv) "2005 NET INCOME", "2006 NET INCOME" and "2007 NET INCOME" shall mean the Company's aggregate net income for the financial years ended 2005, 2006 and 2007, respectively, as set out in the 2005 Financials, 2006 Financials and 2007 Financials, respectively, in each case, excluding the professional fees paid to the auditors for preparing said financial statements.

          (v) "2005 FINANCIALS", "2006 FINANCIALS" and "2007 FINANCIALS" means the Company's audited financial statements for each such financial year, in each case prepared by a firm of qualified auditors in the PRC selected by the Purchaser in accordance with the general accepted accounting principles and standards of the PRC.

          (vi) On Each Subsequent Consideration Payment Date the Purchase shall pay to each Transferor (or their respective nominees) his Pro Rata Portion of the 2005 Consideration Amount, the 2006 Consideration Amount and 2007 Consideration Amount, respectively. The Initial Consideration and each such Subsequent Consideration Amount shall be paid by the Purchaser issuing to each Transferor (or their respective nominees) a number of XFL Ordinary Shares, free from any encumbrances, equal to (x) the amount payable to him divided by (y) the Market Value, rounded to the nearest whole XFL Ordinary Share; provided, however, that the Purchaser may, in its sole discretion, deliver to one or both Transferors cash in Dollars in lieu of all or a portion of


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

               the portion of the Subsequent Consideration otherwise payable to such Transferor in XFL Ordinary Shares.

          (vii) "MARKET VALUE" shall mean, with respect to the XFL Ordinary Shares, the average of the closing price of the XFL Ordinary Shares on the Tokyo Stock Exchange for the fifteen (15) trading days up to and including the third trading day prior to the applicable payment date (adjusted to give effect to any stock splits, dividends or other recapitalizations occurring during such fifteen-day period), calculated using the closing Dollar/Japanese yen exchange rate as reported by Bloomberg for the date immediately preceding the applicable payment date.

     (b) In the event the XFL Ordinary Shares payable to the Transferors as a portion of any Subsequent Consideration are not actively traded on the Tokyo Stock Exchange or a comparable public trading market, then the Purchaser shall, not less than ten (10) business days prior to the applicable Subsequent Consideration Payment Date, so notify each Transferor, and each Transferor may, by notice to be delivered to the Purchaser not less than three (3) business days prior to the relevant Subsequent Consideration Payment Date, elect to receive cash in Dollars in lieu of his respective Pro Rata Portion of the Subsequent Consideration that would otherwise be payable in the form of XFL Ordinary Shares.

     (c)  Notwithstanding any other provision contained herein, at least three
          (3) days in advance of any Subsequent Consideration Payment Date, the Transferors will in writing advise the Purchaser of the manner in which the Purchaser should deliver such Subsequent Consideration payment. Specifically, the Transferors will advise the Purchaser of the persons to whom such payments should be made and where to send such payments.

     (d) Any portion of the Subsequent Consideration that is payable by the Purchaser to a Transferor in cash pursuant to Section 2.02(b) shall be transferred by the Purchaser to such Transferor by wire transfer of immediately available funds pursuant to wire transfer instructions delivered to the Purchaser by such Transferor no later than three (3) business days in advance of the applicable Subsequent Consideration Payment Date.

     (e) Within 60 calendar days of each of the fiscal years ended December 31, 2005, December 31, 2006 and December 31, 2007, the Purchaser shall cause to be prepared and shall deliver the 2005 Financials, the 2006 Financials and the 2007 Financials to the Transferor.

     (f) Any dispute regarding the determination of the 2005 Net Income, 2006 Net Income or the 2007 Net Income will be resolved in accordance with
          Section 10.05.

SECTION 2.03 Closing. Subject to the provisions of Section 5.01 and Section 5.02 and other terms and conditions of this Agreement, the sale and purchase of the Sale Equity contemplated by this Agreement shall take place at a closing (the "CLOSING") to be held at the business office of the Company at 10:00 A.M. Hong Kong time on the fifth (5th) Business Day following satisfaction or waiver in writing of the conditions to the Closing by the relevant parties set forth in
Article V, or at such other place or at such other time or on such other date as the Transferors and the Purchaser may agree upon in writing (the day on which the Closing takes place being the "CLOSING DATE").

SECTION 2.04 Deliveries by the Transferors. At the Closing, the Transferors shall deliver or cause to be delivered to the Purchaser:

     (a) Duly executed instrument evidencing the transfer of the Sale Equity and all such applicable documents in respect of the Sale Equity in favor of the Transferee together with the duly executed powers of attorney or other authorities under which any of the transfers have been executed;

     (b) duly executed instrument evidencing the alteration to the Company's registration at its original registration authority has been completed, and each Transferee has been duly registered in the records and files of such registration authority as a shareholder of the Company owning and holding, in aggregate, 100% of the Company's total equity interest;

     (c) certified copy of the minutes of a shareholders meeting approving the transfer of the Sale Equity to the Transferees;

     (d) copies of executive service agreements signed by each of Yu Gang, Ding Bin and Duan Gong reasonably acceptable to the Company and each party, for a period of five years;

     (e) written consents signed and delivered to the Transferees by YU Gang and XIA Huai respectively, in the form satisfactory to the Purchaser, expressly waiving their respective pre-emptive right in terms of the Sale Equity;

     (f) certified copies of the minutes of the Company recording the resolution of the Board of Directors of the Company approving and authorising the Transaction, as well as the Company seal;

     (g)  the legal seal for each of the Company and the Subsidiaries; and

     (h) such other documents as may be required at the discretion of the Purchaser to give to the Transferees good title to the Sale Equity and to enable the Transferees to become the registered holder thereof.

                                    ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Transferors as follows:

SECTION 3.01 Authority to Execute and Perform this Agreement. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser and of its obligations hereunder and the consummation by the Purchaser of the Transaction have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Transferors) constitutes a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

SECTION 3.02 No Conflict. The execution, delivery and performance of this Agreement by the Purchaser do not and will not (a) violate, conflict with or result in the breach of any provision of the Articles of Association of the Purchaser or (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or any of their assets, properties or businesses.

SECTION 3.03 Ordinary Shares. All outstanding XFL Ordinary Shares are, and, the XFL Ordinary Shares to be issued as part of the Subsequent Consideration will, when issued, be, duly authorized and validly issued and are fully paid and non-assessable and not issued in violation of, and not subject to, any preemptive or similar rights and shall be, when issued, freely tradable in Japan by the Transferors or their respective nominees without any minimum holding period, volume limitation, lock-up or other restriction, other than customary lock-up periods applicable to employees and insiders of XFL and applicable insider trading laws and regulations and other than the administrative requirement for all shareholders to transfer securities into the Japan Securities Settlement & Custody, Inc. trading system for the purpose of trading securities on the Tokyo Stock Exchange.

                                   ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF THE TRANSFERORS

SECTION 4.01 In consideration of the Purchaser entering into this Agreement, each of the Transferors hereby warrants and represents to and undertakes with the Purchaser on a joint and several basis that each of the Warranties is now and will at all times from the date hereof be complete, true and accurate in all respects and will not be in any way misleading.


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

SECTION 4.02 The Transferors acknowledge that the Purchaser has entered into this Agreement on the basis of the Warranties and that the Purchaser is relying on the Warranties. Each Warranty shall be construed independently.

SECTION 4.03 The Purchaser's right or ability to make a claim under or in respect of the Warranties or to damages or other relief in respect of any breach of the Warranties shall not be affected or limited, and the amount recoverable shall not be reduced, by any other information of which the Purchaser has or may have actual or constructive or imputed knowledge and, in particular the rights and remedies of the Purchaser shall not be affected or limited in any way by any investigation made by or on behalf of the Purchaser into the Company.

SECTION 4.04 The right or ability of the Purchaser to make a claim under or in respect of the Warranties shall be without prejudice to any other right of the Purchaser to damages or other relief in respect of any breach of the Warranties.

SECTION 4.05 The execution and delivery of this Agreement by the Transferors, the performance by the Transferors of their obligations hereunder and the consummation by the Transferors of the Transaction have been duly authorized by all requisite action on the part of the Transferors. This Agreement has been duly executed and delivered by the Transferors, and (assuming due authorization, execution and delivery by the Purchaser) constitutes a legal, valid and binding obligation of the Transferors enforceable against the Transferors in accordance with its terms.

SECTION 4.06 The execution, delivery and performance of this Agreement by the Transferors do not and will not (a) violate, conflict with or result in the breach of any provision of the organizational documents of the Company; or (b) conflict with or violate any PRC Law or Governmental Order applicable to the Transferors or the Company, or any of their assets, properties or businesses.

SECTION 4.07 The execution, delivery and performance of this Agreement by the Transferors do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority or its designated organizations, except for the Company's registration alteration at its company registration authority for the completion of the transfer of the Sale Equity to the Transferees and the recording of the Transferees as legal shareholders of the Company owning and holding, in aggregate, 100% of the Company's total equity interest.

SECTION 4.08 Each of the Transferors represents and warrants to the Purchaser that each of the statements contained in Schedule 2 are correct and complete as of the date of this Agreement.


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

                                   ARTICLE 5
                            CONDITIONS TO OBLIGATIONS

SECTION 5.01 Conditions to Obligations of the Transferors. The obligations of the Transferors to consummate the Transaction shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

     (a) The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if made as of the Closing Date except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect on the Company;

     (b) No Action shall have been commenced or threatened by or before any Governmental Authority or Non-governmental Authority against the Transferors or the Purchaser, seeking to restrain the Transaction which, in the reasonable, good faith determination of the Transferors, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 5.01(b) shall not apply if any of the Transferors has directly or indirectly solicited or encouraged any such Action;

     (c) Since the date of this Agreement, no fact, circumstance, event or change shall have occurred, or be reasonably likely to occur, which has had, or could reasonably be expected to have, a Material Adverse Effect;

     (d) the Purchaser shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under this Agreement at or prior to the Closing Date.

SECTION 5.02 Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the Transaction shall be subject to the fulfillment of each of the following conditions:

     (a) The Warranties shall be true and correct in all material respects on the Closing Date with the same force and effect as if made as on each such date, except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect;

     (b) On each of the Closing Date, and each Subsequent Consideration Payment Date, no Action shall have been commenced or threatened by or before any Governmental Authority against the Transferors or the Purchaser seeking to restrain the Transaction which, in the reasonable, good faith determination of the Purchaser, is likely to render it impossible or unlawful to consummate such transactions;

     (c) At or prior to the Closing Date, each of Yu Gang, Ding Bin and Duan Gong shall have signed an executive service agreement with the Company reasonably acceptable to the Company and each party, for a period of five years;

     (d) Since the date of this Agreement, no fact, circumstance, event or change shall have occurred, or be reasonably likely to occur, which has had, or could reasonably be expected to have, a Material Adverse Effect;

     (e) Each of the Transferors shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under this Agreement at or prior to the Closing Date;

     (f) each of the Transferors have waived any pre-emptive rights it may have relating thereto by the current articles of association of the Company;

     (g) the shareholders, the executive director and/or equivalent internal power authority of the Parties have approved the Transaction;

     (h) the Purchaser shall have completed its due diligence inquiry of the Company and be reasonably satisfied with the results thereof;

     (i) all outstanding loans from the Company and each Subsidiary to any of the Transferors shall have been waived;

     (j) The Company or any of its Subsidiaries shall have obtained a television program production licenses to the satisfaction of the Purchaser prior to the Third Subsequent Payment Date;

     (k) The Company shall have obtained and owned at least 90% equity interest of Beijing Workshop Communications Co., Ltd. ("BWC"), with the remaining equity interest of BWC owned by the Transferors, and all necessary registration and government procedures with respect thereto shall have been properly completed to the satisfaction of the Purchaser; and

          The Company shall have obtained and owned at least 90% equity interest of Beijing Golden Ways Culture Development Co., Ltd. ("BGW"), with the remaining equity interest of BGW owned by the Transferors, and all necessary registration and government procedures with respect thereto shall have been properly completed to the satisfaction of the Purchaser.

The Parties shall make best efforts to fulfill the conditions set out in this section 5.02, obtain all relevant approvals from the government or other relevant authorities for the purpose of the Transaction and complete the Transaction within two 2) months from the execution of this Agreement. If due to either party the transaction is not completed on the stipulated date, the Party which is not at default has the right to terminate this Agreement by giving written notice to the other Parties.

                                   ARTICLE 6
                                NON COMPETITION

SECTION 6.01 Acknowledgements. Each of the Transferors hereby acknowledges and agrees as follows:

     (a) the Transferors' relationship with the Company involves and has involved the understanding of and access to certain trade secrets and confidential information pertaining to the property, business and operations of the Company and its Affiliates;

     (b) the Transferors' competition with the Company and/or its Affiliates, the solicitation of Company Clients (as defined in Section 6.02(b) or employees of the Company, the Purchaser or their Affiliates, or the Transferors' disclosure of trade secrets or confidential information relating to the Company, the Purchaser, and their Affiliates, following the transfer of the Sale Equity to the Transferee, would substantially and negatively impact the results and success of the operation of the Company and/or such Affiliates beyond that which would arise from the competition of an unrelated third party;

     (c) all Clients of the Company and its Affiliates, regardless of when or by whom acquired, are the assets of the Company and its Affiliates, and not assets of the Transferors;

     (d) the Transferors have carefully considered the restrictions contained in this Article VI, and each of the Transferors specifically agrees that the same are reasonable, necessary and essential to the preservation of the business of the Company and its Affiliates for the benefit of the Purchaser after the Transaction is completed; and

     (e) the Transferors' covenants set forth in this Article VI are an essential part of the inducement of the Purchaser to enter into this Agreement, and but for the covenants contained herein, the Purchaser would not have entered into this Agreement.

SECTION 6.02 Non Compete. Each of the Transferors agrees with the Purchaser that he will not, and will procure that each of its Affiliates will not, directly or indirectly, whether by itself, by its employees or agents and whether on its own account or on behalf of or in conjunction with or through the medium of, or as manager, adviser, consultant or agent for, any other person or otherwise howsoever, for a period of five (5) years from the date of this Agreement (the "RESTRICTED PERIOD"), without the express written permission of the Purchaser or pursuant to the performance of its duties and obligations under this Agreement:

     (a) engage in, assist or have any active interest in a business located in PRC or any other place in which the Company carries on business, on his or her own behalf or for others, that provides, sells, develops, markets or conducts a business that directly or indirectly competes with or is substantially similar to the business conducted by the Company on the date hereof, and/or of the Company or the Purchaser during the Restricted Period (the "BUSINESS"); or

     (b) solicit or canvass or otherwise deal with any person, firm, company or other organisation which at any time during the three (3) years prior to the date of this Agreement was a customer of any of the Company or its Affiliates in relation to the Business or any of them or was, at such the date in the process of negotiating or contemplating doing business with any of the Company or its Affiliates in relation to any the Business ("CLIENTS");

     (c) solicit or entice away or endeavour to solicit or entice away from the Company or employ or otherwise engage any of the Company's employees, whether or not such person would commit any breach of his contract of employment by reason of his leaving the service of the Company;

     (d) engage or assist in any manner in any trade or business using, or be associated with any person engaged in any trade or business using (whether as a corporate name or trading name or trademarks or otherwise) any of the names, trademarks, logos, design, get up or packaging used by the Company or any names, trade marks, logos, design, get up or packaging which are confusingly similar to any names, trade marks, logos, design, get up or packaging used by the Company; or

     (e) in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with the Business or, for the purpose of obtaining or retaining any business or custom, claim, represent or otherwise indicate any past association with the Business.

SECTION 6.03 Confidential Information. Without the prior written consent of the Purchaser, the Transferors shall not use, whether for itself or on behalf of any third party, or divulge to any third party other than the Company, the Purchaser, or any of their Affiliates or their or the Transferors respective professional advisers, employees, officers and directors for the benefit of the Company, the Purchaser, or their Affiliates, any trade secrets or other Confidential Information (as defined below) learned or obtained by such Transferor, whether prior to, on or after the date of the execution of this Agreement. As used herein, the term "CONFIDENTIAL INFORMATION" means information disclosed to or known by the Transferors (whether before, on or after the date of this Agreement) as a consequence of the Transferors' relationship with the Company and not generally known in the industry in which the Company, the Purchaser, or any Affiliate of theirs is engaged and that in any way relates to the business of the Company, the Purchaser, or any Affiliate of theirs, and regardless of the format in which it is presented or embodied (written, graphic, electromagnetic or otherwise). The term "CONFIDENTIAL INFORMATION," as used herein, does not include information (a) which was already in the public domain through authorized disclosures, or (b) which is disclosed as a matter of right by a third party source after the date of this Agreement provided that such third party source is not bound by confidentiality obligations in favour of the Company, the Purchaser, or their Affiliates.

SECTION 6.04 Limitations. While the parties hereto consider that the aforesaid non-compete restrictions are reasonable in all the circumstances, it is agreed that if such restrictions by themselves or taken together shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the interests of the Company but would be adjudged reasonable if part or parts of the wording thereof were deleted or the periods thereof were reduced or the range of businesses or area dealt with thereby were reduced in scope, the relevant restriction or restrictions shall apply with such modifications as may be necessary to make it or them valid and effective.

                                   ARTICLE 7
                              ADDITIONAL AGREEMENT

SECTION 7.01 Further Action. Each of the Parties shall (a) take all reasonable actions necessary to comply promptly with all legal and regulatory requirements which may be imposed on any of them with respect to the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed on any of them in connection with the transactions contemplated hereby and (b) take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third party, required to be obtained by any of the Parties in connection with the transactions contemplated by this Agreement.

SECTION 7.02 Continuing Business. For the period commencing on the date of this Agreement through and including the Third Subsequent Consideration Payment Date (the "EARNOUT PERIOD"), YU Gang shall act in good faith with regard to operating the Company's business in a manner that is consistent with past practice. During the Earnout Period, YU Gang shall not, without the prior written approval of the Purchaser, (i) require or permit the Company to incur any financial expenditures or commitments (including employee benefit costs) outside the ordinary course of business consistent with past practice; (ii) impose any consolidated group costs or expenses in the operation of the Company's business that are not approved by the Purchaser; (iii) engage in the trading of securities; (iv) increase its indebtedness for borrowed money or make any loan or advance or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of any other Person outside the ordinary course of business consistent with past practice; (v) make any bonus or profit sharing distribution or similar payment of any kind outside the normal course of business; or (vi) pay or declare any dividends. During the Earnout Period, without prejudice to the foregoing and subject to any other covenants and provisions in this agreement, Yu Gang shall have primary responsibility and reasonable control over operating expenses, the hiring and firing of employees and pricing, in each case relating to the Company's business, in each case subject to the requirements of the Purchaser with respect to the overall business (as defined below) as conducted by the Purchaser and its subsidiaries and subject to the oversight of the board of directors of the Purchaser. During the Earn-Out Period, except as otherwise specifically contemplated by this Agreement, or with the prior written consent of Yu Gang, the Purchaser will not
(a) require the Company to incur any financial expenditures or commitments (including employee benefit costs) outside the ordinary course of business consistent with past practice, unless such expenditures or commitments are incurred after the prior approval of Yu Gang; (b) impose any Purchaser or consolidated group costs or expenses in the operation of the Company business that are not reasonably approved by YU Gang.

SECTION 7.03 The Transferors undertake that after the signing of this Agreement they will cause the Company to provide, on an ongoing basis, in such formats and at such time as requested by the Purchaser with information in relation to the Company, including but not limited to its operations, financial affairs or management sufficient to enable the Purchaser to meet its ongoing budgeting and audit requirements.

SECTION 7.04 At any time after the Closing, the Purchaser shall have the right to, at its sole discretion, cause the Transferee to sell and transfer any portion or all of the Sale Equity to one or more non-Chinese entities designated by the Purchaser, and to restructure and convert the Company to a Chinese foreign-invested company. The Transferors hereby undertake to the Purchaser that they will fully cooperate with the Purchaser, the Transferee and the entity/entities designated by the Purchaser to consummate the transfer and corporate restructure and conversion.

SECTION 7.05 For the period commencing on the Closing Date through and including the date of payment of the Third Subsequent Consideration Amount pursuant to
Section 2.02, and provided that the Transferors are not in material default of the provisions of this Agreement, the Transferors shall be entitled to appoint one director to the board of directors of the Company. Immediately following the Closing Date, the Purchaser shall be entitled to appoint the legal representative of the Company and each Subsidiary, the directors of the Company and each Subsidiary, and a finance controller for the Company, and the Parties agree to take all reasonable steps to effect such appointments.

                                   ARTICLE 8
                         EFFECTIVE DATE AND TERMINATION

SECTION 8.01 Effective Date. This Agreement shall come into effect on the date of execution.

SECTION 8.02 Termination. This Agreement may be terminated at any time prior to the Closing in accordance with the following provisions:

     (a)  By mutual written consent of the Purchaser and the Transferors;

     (b) By either the Transferors or the Purchaser if the Closing does not occur on or before the date that is four months after the date hereof (the "TERMINATION DATE"); provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(b) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Transaction to be consummated by the Termination Date;

     (c) Subject to Section 10.06, either the Transferors or the Purchaser shall be entitled to elect not to complete the sale and purchase of the Sale Equity and, accordingly, to terminate this Agreement upon written notice to the other parties hereto if on or before the Closing
          Date:

          (i) it becomes aware that one or more of the representations or warranties of the other party contained in this Agreement is or are untrue, incorrect or misleading in any material respect; or

          (ii) there is a material breach of any covenant or obligation of the other party under this Agreement; or

          (iii) any Action shall have been commenced or threatened by or before any Governmental Authority or Non-governmental Authority against the Transferors or the Purchaser, seeking to restrain the Transaction which, in its reasonable, good faith determination, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this
               Section 8.02(c)(iii) may not be invoked by a party which has directly or indirectly solicited or encouraged such Action; or

          (iv) The party desiring to terminate this Agreement pursuant to this
               Section 8.02 (other than pursuant to Section 8.02(a)) shall give written notice of such termination to the other party.

                                   ARTICLE 9
                  WAIVER, RELEASE OF CLAIMS AND INDEMNIFICATION

SECTION 9.01 Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the terms or conditions of the other party contained therein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of either party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 9.02 Indemnification by the Purchaser. The Purchaser shall indemnify, defend and hold harmless the Transferors (each, a "PURCHASER INDEMNIFIED PERSON") from and against all actions, causes of action, suits, debts, obligations, losses, damages, amounts paid in settlement, liabilities, costs and expenses (including but not limited to interest, penalties and reasonable attorneys' fees and expenses) ("LOSSES") arising out of, in connection with or in relation to:

     (a) the material breach of any representation or warranty made by the Purchaser contained in this Agreement;

     (b) the material breach of any covenant or agreement by the Purchaser contained in this Agreement;

SECTION 9.03 Indemnification by the Transferors. The Transferors shall indemnify, defend and hold harmless each of the Purchaser and the Company and their employees, officers and directors (each, a "TRANSFEROR INDEMNIFIED PERSON") from and against all Losses arising out of, in connection with or in relation to:

     (a) the breach of any representation or warranty made by the Transferors contained in this Agreement;

     (b) the breach of any covenant or agreement by the Transferors contained in this Agreement; or

     (c) (i) any and all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date ("PRE-CLOSING TAX Period"), and (ii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

          Payment in full of any amount due from the Transferors under this
          Section 9.03 (c) shall be made to the Purchaser Indemnified Person in immediately available funds at least two business days before the date payment of the Taxes to which such payment relates is due, or, if no Tax is payable, within fifteen days after written demand is made for such payment.

SECTION 9.04 Deductible; Limitations on Liability.

     (a) None of the Purchaser Indemnified Person or Transferor Indemnified Person shall be entitled to indemnification for any Losses under
          Section 9.02 or Section 9.03, respectively, unless and until the aggregate amount of Losses suffered, sustained, or incurred by all of the Purchaser Indemnified Persons or the Transferor Indemnified Persons, as the case may be, and giving rise to a claim for indemnification hereunder exceeds U.S. $25,000, calculated on a cumulative basis and not on a per item basis and then only to the extent of such excess.

     (b) No the Purchaser Indemnified Person or Transferor Indemnified Person shall be entitled to more than one recovery for any single Loss even though such Loss may have resulted from the breach or inaccuracy of more than one of the representations, warranties, covenants and agreements made by the Purchaser or Transferor, as the case may be, in or pursuant to this Agreement

SECTION 9.05 Joint and Several Liability of the Transferors. For purposes of this Agreement, the Transferors shall be considered as one entity. The Transferors shall be jointly and severally responsible for all of the Transferors' obligations and covenants hereunder and jointly and severally liable for any and all damages or liabilities relating to this Agreement.

                                   ARTICLE 10
                               GENERAL PROVISIONS

SECTION 10.01 Expenses. All costs and expenses, including but not limited to, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such costs and expenses.

SECTION 10.02 Notices. Notices and communications between the parties hereunder shall be in writing and shall be sent by personal delivery, prepaid registered or certified first class mail, prepaid air courier or facsimile to the parties' addresses set forth below. Any notice given by personal delivery, registered or certified mail or air courier shall be deemed to have been received on the date of receipt; and any notice given by facsimile shall be deemed received after electronic answerback has been received and twenty-four (24) hours have elapsed at the place of the party receiving such notice.

To the Transferors:             To the Purchaser:
Attention: YU Gang              Attention: Mr. John McLean
                                Title: General Counsel
                                Xinhua Finance Limited
#301702, Jianwai SOHO, No.39    Suite 2003-4 Vicwood Plaza,
Dongsanhuan Zhong Lu, Beijing   199 Des Voeux Road Central,
100022 PRC                      Hong Kong
Tel: (8610)58691930             Tel: (852) 3196 3939
Fax: (8610)58691780             Fax: (852) 2541 8266

SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 10.04 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the Transferors and the Purchaser.

SECTION 10.05 Governing Law and Arbitration. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong. Any dispute arising out of or in connection with this Agreement, including a dispute as to the validity or existence of this Agreement, shall be submitted to International Chamber of Commerce Court of Arbitration and resolved by arbitration in Hong Kong conducted in English by a single arbitrator of International Chamber of Commerce Court of Arbitration in accordance with the rules of the United Nations Commission on International Trade Law (UNCITRAL); provided, that, unless the parties agree otherwise: (i) each party shall be required only to produce specific, identified documents which are relevant to the dispute; and (ii) the parties agree the arbitration award shall be final. In addition, the parties hereto agree that no party shall have any right to commence or maintain any suit or legal proceeding concerning a dispute hereunder until the dispute has been determined in accordance with the arbitration procedure provided for herein and then only to enforce or facilitate the execution of the award rendered in such arbitration. The parties agree not to contest or seek relief from the award in any court.

SECTION 10.06 Prevailing Party Attorneys' Fees. If any action or proceeding is commenced to construe or enforce this Agreement or the rights and duties of the parties hereunder, then the party prevailing in that action, and any appeal thereof, shall be entitled to recover its attorneys' fees and costs in that action or proceeding, as well as all costs and fees of any appeal or action to enforce any judgment entered therein.

SECTION 10.07 Force Majeure.

     (a) "FORCE MAJEURE" shall mean any act or event which is reasonably unforeseeable or unavoidable and which is beyond the control of the affected party, including, but not limited to, earthquake, storm, lightning, typhoon, fire, flood, outbreak to escalation of hostilities, declaration of national emergency, war, insurrection or similar military actions, strikes and any other act or event which is generally accepted as Force Majeure in international commercial practice.

     (b) If a party has been prevented from performing its obligations provided in this Agreement because of an event of Force Majeure, it shall notify the other party in writing promptly after the occurrence of the event of Force Majeure. If an event of Force Majeure occurs, neither party shall be responsible for any damage, increased costs, or losses which the other party may sustain by reason of the failure or delay in performance. The party claiming Force Majeure shall take appropriate means to minimize or remove the effects of Force Majeure and, within the shortest possible time, attempt to resume performance of the obligation affected by Force Majeure. If the affected party is unable to perform all or part of its obligations under this Agreement for six
          (6) months after the date of the notice of the occurrence of Force Majeure, any party shall have the right to terminate this Agreement.

SECTION 10.08 Survival of Warranties. The Warranties of the Parties contained in this Agreement shall be operative and in full force and effect, regardless of any investigation made at any time with respect thereto, and shall remain in full force and effect until the date falling ten (10) years after the date of the execution of this Agreement.

SECTION 10.09 Assignment. This Agreement may not be assigned to any third party, except Affiliates of the Purchaser, by operation of Law or otherwise without the express written consent of the Transferors and the Purchaser.

SECTION 10.10 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Transferors and the Purchaser with respect to the subject matter hereof.

SECTION 10.11 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.13 Right of Set-Off. Notwithstanding anything in this Agreement to the contrary, the Purchaser shall have the right to set-off any indemnification payment obligation of which any Purchaser Indemnified Person has given notice of to the Transferors pursuant to this Agreement against any other payment to be made to any Transferor. No exercise by the Purchaser of such right of set-off shall constitute a default in the payment of any amount against which such set-off is made.

             THE REST OF THE PAGE HAS BEEN INTENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, the Transferors and the Purchaser have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

TRANSFERORS:


[Chinese Characters]: /s/ YU Gang
                      ---------------
[Chinese Characters]: YU Gang


[Chinese Characters]: /s/ XIA Huai
                      ---------------
[Chinese Characters]: XIA Huai

THE PURCHASER

XINHUA FINANCE LIMITED


Signature: /s/
           --------------------------
Name:
      -------------------------------
Title:
       ------------------------------

                                   SCHEDULE 1

                              CORPORATE DETAILS OF
                       THE COMPANY AND SUBSIDIARIESCOMPANY

Item                    Details
----                    -------
Registration Number     1101112708733(1-1)

Name                    Beijing Century Media Culture Co., Ltd.

Legal Address           18-338 Jianshe Road, Kaixuan Avenue, Liangxiang Village,
                        Fangshan District, Beijing

Date of Establishment   June 25, 2004

Type of Company         Domestic Limited Liability Company

Legal Representative    Yu Gang

Registered Capital      RMB 1,000,000

Term of Operation       30 years (June 25, 2004 to June 24, 2034)

Business Scope          To conduct the business that do not require special
                        approvals at its own choice, but (i) not to conduct
                        businesses prohibited by national laws and regulations,
                        and (ii) to conduct businesses which require special
                        permits only after obtaining such permits.

                                  SUBSIDIARIES

Item                    Details
----                    -------
Registration Number     1101112734215(1-1)

Name                    Beijing Workshop Communications Co., Ltd.

Legal Address           105# Yanfang Industrial Park, Yancun Town, Fangshan
                        District, Beijing

Date of Establishment   July 21, 2004

Type of Company         Domestic Limited Liability Company

Legal Representative    Ding Bin

Registered Capital      RMB 1,000,000

Term of Operation       30 years (July 21, 2004 to July 20, 2034)

Business Scope          To conduct the business that do not require special
                        approvals at its own choice, but (i) not to conduct
                        businesses prohibited by national laws and regulations,
                        and (ii) to conduct businesses which require special
                        permits only after obtaining such permits.

Equity Ownership        Beijing Century Media Culture Co., Ltd  90%;
                        Yu Gang 5%;
                        XIA Huai 5%

Item                    Details
----                    -------
Registration Number     1101052314968(1-1)

Name                    Beijing Golden Ways Culture Development Co., Ltd.

Legal Address           Suite 501, Tianchuangshiyuan B1, Huizhongbeili, Datun
                        Road, Chaoyang District, Beijing.

Date of Establishment   July 31, 2001

Type of Company         Domestic Limited Liability Company

Legal Representative    Duan Gong

Registered Capital      RMB 300,000

Term of Operation       20 years (July 31, 2001 to July 30, 2021)

Business Scope          To organize cultural exchange activities (except
                        performance), enterprise feature design, exhibitions,
                        graphic design and making by computers, movie planning,
                        design and making of advertisement, photography, house
                        decoration, lease of movie instruments (except those not
                        approved specially)

Equity Ownership        Beijing Century Media Culture Co., Ltd  90%
                        Yu Gang 5%;
                        XIA Huai 5%

                                   SCHEDULE 2

                              TRANSFERORS' WARRANTY

In this Schedule 2, terms defined in the main text of this Agreement shall have the same meanings, and the following terms shall have the following meanings:

"ACCOUNTS" means the audited accounts of the Company and each of the Subsidiaries for the period ending on the Last Accounting Date and all notes, reports and other documents attached to the audited accounts.

"CONFIDENTIAL INFORMATION" means all know-how, lists of customers or suppliers, trade secrets, technical processes or other confidential information belonging to the Company or to any third party.

"ENCUMBRANCE" means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or any other type of preferential arrangement (including without limitation a title retention or trust arrangement) having similar effect.

"LAST ACCOUNTING DATE" means 31 December 2004.

"LEASES" mean the leases, sub-leases, tenancy agreements, sub-tenancy agreements, licenses or other documents (including any options for extension relating thereto) granted or agreed to be granted to the Company or pursuant to which the Company holds or occupies any property.

"SUBSIDIARY" shall mean any corporation or other form of legal entity of which the Company beneficially owns, either directly or through its Affiliates, 50% or more of the total combined voting power of all classes of voting securities of such entity.

"TAX" means any form of taxation, withholding, levy, duty, charge, contribution, including without limitation any impost of whatever nature (including any fine, penalty, surcharge or interest in relation thereto) imposed by a central, local, municipal, provincial, governmental, state, federal or other fiscal, revenue, customs, excise or other authority, body or official in the PRC or otherwise.

1.   CAPACITY AND AUTHORITY

1.1 The Transferors have the right, power and authority and has taken all actions necessary to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement and each document to be executed at or before the Closing Date.

1.2 Each of the Company and the Subsidiaries has the right, power and authority to conduct its business as conducted at the date of this Agreement.

2.   INFORMATION

2.1 All information given by, or on behalf of, the Transferors to the Purchaser, its advisers or agents before or during the negotiations leading to this Agreement is true, complete, accurate and not misleading.

2.2 All information about the Sale Equity, the Company and the Subsidiaries which might be material for disclosure to a buyer of the Sale Equity has been disclosed to the Purchaser in writing.

3.   SALE EQUITY

3.1 The Transferors are the legal and record owner of the Sale Equity. There is no Encumbrance and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to the Sale Equity or any part of it. No person has claimed to be entitled to an Encumbrance in relation to the Sale Equity or any part of it.

3.2 Subsidiaries. Schedule 1 sets forth a complete list of the Subsidiaries, indicating their respective jurisdictions of incorporation or organization and, for each Subsidiary, the number of authorized and outstanding shares of capital stock or other equity interests (including partnership interests) in or voting securities of each class and the name of, and number of shares or other equity interests in or voting securities owned by, each holder as at Closing.

     (a) The Company does not directly or indirectly own any voting or equity, membership or similar interest in, or any interest convertible into, exchangeable or exercisable for, or carrying the rights to acquire, any voting, equity, membership or similar interest in, any corporation, partnership, joint venture or other business association or entity other than the Subsidiaries;

     (b) All the outstanding shares of capital stock of, or other ownership interests (including partnership interests) in, the Subsidiaries have been validly issued and are fully paid and non-assessable, have not been issued in violation of, and are not subject to, any preemptive or similar rights, and are owned solely by the Company, free and clear of any Encrumbrances;

     (c) Other than shares of capital stock or other equity securities held of record or beneficially by the Company or a wholly-owned Subsidiary thereof, there are no shares of capital stock or other equity securities of any of the Subsidiaries authorized, issued or outstanding; and


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

     (d) There are no securities outstanding, convertible into, exchangeable for or carrying the right to acquire, or any voting agreements with respect to, any securities of any of the Subsidiaries or any subscriptions, warrants, options, rights or other arrangements obligating any of the Subsidiaries to issue or acquire any of its equity securities.

4.   ACCOUNTS

4.1  GENERAL

     (a) The Accounts have been prepared and audited on a proper and consistent basis in accordance with the laws and applicable standards, principles and practices generally accepted in the PRC.

     (b) The Accounts show a true and fair view of the assets, liabilities, capital commitments and the state of affairs of the Company and the Subsidiaries as at the Last Accounting Date and of the profits and losses of the Company and the Subsidiaries, respectively, for the period concerned.

4.2  DEBTS AND LIABILITIES

     (a) Adequate provision for bad and doubtful debts and all liabilities (whether actual, contingent or otherwise) and all financial commitments in existence at the Last Accounting Date have been made in the Accounts.

     (b) All liabilities (actual, contingent or otherwise) and all financial commitments of the Company and the Subsidiaries have been accurately reflected and disclosed in the Accounts.

4.3  PROVISION FOR TAX

     The Accounts reserve in full for all Taxes to which the Company or the Subsidiaries may become liable under PRC law, for all periods starting on or before the Last Accounting Date. The Accounts reserve in full for contingent or deferred liabilities to Tax for all periods starting on or before the Last Accounting Date.

4.4  ACCOUNTING RECORDS

     The accounting records of the each of the Company and the Subsidiaries are up-to-date, in the Company's possession or under its control and fully and accurately completed in accordance with PRC law and applicable standards, principles and practices generally accepted in the PRC.


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

5.   CHANGES SINCE THE LAST ACCOUNTING DATE

5.1  GENERAL

     Since the Last Accounting Date:

     (a) each of the Company and the Subsidiaries business has been operated in the usual way so as to maintain it as a going concern;

     (b) there has been no adverse change in the financial or trading position or prospects of each of the Company and the Subsidiaries; and

     (c) no material change has occurred in the assets and liabilities shown in the Accounts and there has been no reduction in the value of the net tangible assets of each of the Company and the Subsidiaries on the basis of the valuations used in the Accounts.

5.2  SPECIFIC

     Since the Last Accounting Date:

     (a) other than in the usual course of its business, none of the Company or the Subsidiaries has:

          (i) acquired or disposed of, or agree to acquire or dispose of, any asset; or

          (ii) assumed or incurred, or agreed to assume or incur, any liability, obligation or expense (actual or contingent);

     (b) none of the Company or the Subsidiaries has factored, sold or agreed to sell a debt other than in the usual course of its business;

     (c) neither the Company nor any of the Subsidiaries business has been materially and adversely affected by the loss of a customer or supplier, or by termination or a change in the terms of an agreement, or by an abnormal factor not affecting similar businesses, and to the best of the Transferors' knowledge, information and belief, no fact or circumstances exists which might have a Material Adverse Affect; and

     (d) no dividends, bonuses or distributions have been declared, paid or made except as provided for in the Accounts.


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

6.   TAX

6.1  GENERAL

     (a) Each of the Company and the Subsidiaries has paid all Taxes which it has become liable to pay and is not, and has not been liable to pay a penalty, surcharge, fine or interest in connection with any Tax.

     (b) There is no existing, contingent or deferred liability for Tax other than any liability for Tax which arises solely in the ordinary course of its business.

     (c) Each of the Company and the Subsidiaries is not and does not expect to be involved in a dispute in relation to Tax. No tax authority has investigated or indicated that it intends to investigate the Tax affairs of the Company or the Subsidiaries and there are no facts which are likely to cause such an investigation to be instituted.

     (d) The tax preferential treatments that the Company and the Subsidiaries is enjoying were legally and validly granted by the relevant tax authorities, and the Company and the Subsidiaries will continue to enjoy such tax preferential treatments.

     (e) The Company and each Subsidiary has fully withheld and paid within the statutory time limit to the relevant tax authority the individual income tax on the salaries, wages, and other taxable benefits provided to its directors, officers and employees.

6.2  ENTERPRISE INCOME TAX

     (a) Each of the Company and the Subsidiaries has paid all enterprise income tax which it has become liable to pay and has not been liable to pay a penalty, surcharge, fine or interest in connection with the enterprise income tax.

     (b) Each of the Company and the Subsidiaries has timely filed the enterprise income tax returns as required under the PRC laws and regulations.

     (c) Each of the Company and the Subsidiaries has made, given, obtained and kept up-to-date full and accurate records, invoices, approvals and documents appropriate or required for the purpose of the enterprise income tax returns under PRC laws and regulations.


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

     (d) Each of the Company and the Subsidiaries has adopted appropriate or required procedures and treatment for the enterprise income tax which is in compliance with the PRC laws and regulations.

     (e) There is no existing, contingent or deferred liability for the enterprise income tax of any of the Company and the Subsidiaries.

6.3  BUSINESS TAX

     Each of the Company and the Subsidiaries:

     (a) is validly registered with the relevant tax authority for the purpose of PRC business tax laws and regulations;

     (b) has made, given, obtained and kept up-to-date, full and accurate records, invoices and documents appropriate or required for the purposes of payment of business tax under PRC laws and regulations;

     (c) is not in arrears with payment or returns of business tax due under PRC laws and regulations.

7.   ASSETS

7.1 Each asset included in the Accounts or acquired by each of the Company and the Subsidiaries since the Last Accounting Date (other than inventories subsequently disposed of in the ordinary course of business) and all assets used by the Company and the Subsidiaries:

     (a)  are legally and beneficially owned by it free from any Encumbrance;

     (b) are not the subject of any agreement for lease, hire, hire purchase or sale on deferred terms; and

     (c) where capable of possession, are in the exclusive possession or under the exclusive control of it.

7.2 The assets owned, possessed or used by each of the Company and the Subsidiaries comprise all the assets required to enable it to carry on its business fully and effectively in the ordinary course.

7.3 All machinery, vehicles and equipment owned, possessed or used by the each of the Company and the Subsidiaries are in good condition, repair and working order and have been regularly and properly maintained. None is in need of renewal or replacement.


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

8.   CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY

8.1 None of the Company and the Subsidiaries uses any processes or is engaged in any activities which involve the misuse of any Confidential Information belonging to any third party. All agreements and/or arrangements under which Confidential Information belonging to any third party is made available to the Company and the Company is not in breach of any such agreement or arrangement and is not aware of the existence of any circumstances under which its right to use such Confidential Information may be terminated.

8.2 The Company is not aware of any actual or alleged misuse by any person of any of its Confidential Information. The Company has not disclosed to any person any of its Confidential Information except where such disclosure was properly made in the normal course of the Company's business and was made subject to an agreement under which the recipient is obliged to maintain the confidentiality of such Confidential Information and is restrained from further disclosing it or using it other than for the purposes for which it was disclosed by the Company.

8.3 All Intellectual Property used in the business or businesses of each of the Company and the Subsidiaries:

     (a) is owned by it as the sole legal and beneficial owner, free of any license or encumbrance in favour of a third party ("OWNED IP"); or

     (b) is used by it in accordance with the terms of a current license from the owner of that Intellectual Property ("LICENSED IP")

9.   COMPUTER SYSTEMS AND SOFTWARE

9.1 In this paragraph 9, the expression "THE SOFTWARE" means all of the computer programs used by the Company or its Subsidiaries, whether owned by the it ("OWNED SOFTWARE") or licensed to it by a third party ("LICENSED SOFTWARE").

9.2 Each of the Company and the Subsidiaries has absolute title and right to and copyright in each item of the Owned Software including source code and object code, user and other manuals, tapes, indices, descriptive memoranda, original listings, development working papers, calculations and all other relevant documents, media and confidential information free of all encumbrances and adverse claims and no property rights of it in such Owned Software have been sold, assigned, licensed or disposed of to any party other than by the granting of non-exclusive licenses to customers of it in the ordinary course of its business.

10.  DEBTORS

10.1 No debt (including a receivable) shown in the Accounts or accounting records is the subject of an arrangement not made in the usual course of each of the


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

     Company and the Subsidiaries business. None of the Company or the Subsidiaries has released a debt (including a receivable) shown on the Accounts or accounting records so that the debtor has paid or will pay less than the debt's book value. None of those debts (including receivables) has been deferred, subordinated or written off or become irrecoverable to any extent. The Transferors have no reason to believe that any of those debts (including receivables) will fail to realise its book value in the usual course of collection.

11.  EFFECT OF TRANSFER

     Neither the execution nor the performance of this Agreement or any document to be executed at or before Closing will:

11.1 result in any of the Company and the Subsidiaries losing the benefit of an asset, licence, permit, right, grant, privilege, preferential treatment or subsidy which it enjoys at the date of this Contract in any jurisdiction, including without limitation any rights in its own or third party owned Intellectual Property; or

11.2 conflict with, or result in a breach of, or give rise to an event of default under, or requires the consent of a person, or relieve a person from an obligation under, any agreement or arrangement to which any of the Company and the Subsidiaries is a party or any legal or administrative requirement by which the it is bound.

12.  INSURANCE

12.1 Each of the Company and the Subsidiaries has purchased and maintained commercial insurance for personal accident and serious disease of its employees.

12.2 Each of the current insurance and indemnity policies in respect of which each of the Company and the Subsidiaries has an interest is valid and enforceable and is not void or voidable. None of Company or the Subsidiaries has not done anything or omitted to do anything which might make any such policies void or voidable. Closing will not have the effect of terminating, or entitling any insurer to terminate cover under any such policies.

13.  LEASES

13.1 The Leases are properly completed and stamped and are in the possession and under the control of the Company. All necessary consents for the grant of the Leases were obtained before such grant and the landlords named in the Leases were and still are the registered legal and beneficial owners thereof. The Leases contain no unusual or onerous provisions and no right of termination by the landlord thereof except on grounds of non-payment of rent or breach of covenant by the Company. The Leases comprise all properties held or occupied by the Company and the Subsidiaries.


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

13.2 The properties subject to the Leases are not:

     (a) subject to any outgoings other than water rates, rent, management charges of a non-capital nature and utility charges, and the Company is not responsible for payment of government rent,

     (b) subject to any options or rights of pre-emption or first refusal in favour of any third parties;

     (c) adversely affected or likely to be adversely affected by any planning, highways, transport, utility or other proposals;

     (d)  in violation of any insurance policy.

13.3 Policies of insurance relating to the properties subject to the Lease are current and valid, cover the full reinstatement value thereof and are not subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the normal rate for policies of the same kind.

13.4 The Transferors and the Company know of no reason why the properties subject to the Lease will not be or are likely not to be renewed on their expiry on similar terms to those in the existing Leases, save as regards reasonable commercial increases in rent.

13.5 Neither the Company nor the Subsidiaries owns any real estate properties.

14.  ENVIRONMENTAL MATTERS

14.1 Neither the Company nor the Subsidiaries has committed any breach of PRC legal or regulatory requirements for the protection of the environment or of human health or amenity, and has acted at all times in conformity with all relevant PRC laws, regulations, codes of practice, guidance, notes, standards and other advisory materials issued by any local and national governmental authority in the PRC with regard to environmental protection and the protection of human health or amenity.

15.  AGREEMENTS

     Save for the agreements with respect to office lease of the Company,

15.1 Neither the Company nor the Transferors have any knowledge of the invalidity of, or a ground for termination, avoidance or repudiation of, a contract, an agreement, arrangement or obligation to which the Company or a Subsidiary is a party. No party with whom the Company or a Subsidiary has entered into a contract, an agreement, arrangement or obligation has given notice of its intention


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

     to terminate, or has sought to repudiate or disclaim, the contract, agreement, arrangement or obligation.

15.2 No party with whom the Company or a Subsidiary has entered into a contract, an agreement or arrangement is in material breach of the contract, agreement or arrangement. No fact or circumstance exists which might give rise to a breach of this type.

15.3 Neither Company nor a Subsidiary is a party to any contract, agreement or arrangement which by reason of this Transfer or by reason of any provision of this Contract, gives any other contracting party the right to terminate that contract, agreement or arrangement, or create or increase any obligation on the Company (whether to make payment or otherwise) to any person.

15.4 Neither the Company nor any Subsidiary is a party to or is liable under a long-term, onerous or unusual contract, agreement, arrangement or commitment, including without limitation:

     (a) a contract, agreement, arrangement or commitment entered into other than in the usual course of business;

     (b) a contract, agreement, arrangement or commitment entered into other than by way of a bargain at arm's length;

     (c) a contract, agreement, arrangement or commitment restricting the freedom of the Company to operate the whole or part of its business or exploit any of its assets as it decides; or

     (d) a contract, agreement, arrangement or commitment which the Company or a Subsidiary cannot comply with on time or without undue or unusual expenditure of money or effort.

16.  CREDITORS

     Each of the Company and the Subsidiaries has paid its creditors within the times agreed with them. No customer or supplier of the Company or a Subsidiary has:

16.1 stopped, or indicated an intention to stop, trading with or supplying the Company or a Subsidiary;

16.2 reduced, or indicated an intention to reduce, substantially its trading with or supplies to the Company or a Subsidiary; or

16.3 changed, or indicated an intention to change, substantially the terms on which it is prepared to trade with or supply the Company or a Subsidiary.


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

17.  LICENCES AND STATUTORY COMPLIANCE

17.1 Each of the Company and the Subsidiaries has obtained all licences, permits, approvals and other authorisations as are necessary in order to enable it to own, operate, and use all its assets, to conduct its business as it is currently being conducted, and to sell and provide products and services as they are currently sold and provided. All such licences, permits, approvals, and authorisations are in full force and effect. No violations have been recorded or alleged in respect of any such licences, permits, approvals or authorisations, and no proceeding is pending or, to the knowledge of the Transferors, threatened or contemplated with respect to the revocation or limitation of the same.

17.2 Each of the Company and the Subsidiaries has conducted its business and its corporate affairs in accordance with all applicable PRC laws and has not done or omitted to do anything in contravention or breach of any law of the PRC or elsewhere applicable to it or the business of it which would have a material adverse effect upon the assets or business of the Company.

17.3 Each of the Company and the Subsidiaries has at all times carried on business in all respects in accordance with, and all acts and things done or performed by it are within, the scope of business specified in the Articles and the business licence of the Company or its Subsidiaries, respectively.

18.  EMPLOYEES

18.1 None of the Company and the Subsidiaries has received notice of resignation from any member of senior management.

18.2 There is no employment or other contract of engagement between the Company or a Subsidiary and any person which is in suspension or has been terminated but is capable of being revived or enforced or in respect of which it has a continuing obligation.

18.3 Each of the Company and the Subsidiaries has in relation to each of its employees (and, so far as relevant, to each of its former employees):

     (a) complied with applicable national and local labour regulations, and all other obligations imposed on it by, and all orders and awards made under all regulations, codes of conduct and practice, collective agreements, customs and practices relevant to the relations between it and its employees or any trade union or the conditions of service of its employees;

     (b) maintained current, adequate and suitable records regarding the service of each of its employees; and


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

     (c) entered into appropriate agreements with each employee stating that all work product, inventions (patentable or unpatentable), trade secrets and copyrights, together with any applications for patents and the patents which may issue thereunder and registrations of copyrights, to which he has made a creative contribution to a substantive feature of any invention which he made in connection with the performance of tasks under his employment contract or made mainly by making use of the Company's money, equipment, parts, materials or technical data not disclosed to the public are the property of the Company and agreeing to treat all Company information or third party owned confidential information as confidential.

18.4 Each of the Company and the Subsidiaries has fully paid or contributed to pension, medical care, unemployment and all other social security funds or employees benefits required by law or agreement, and there is no dispute or potential dispute in connection with any such funds or benefits. Each of the Company and the Subsidiaries has paid and contributed to housing provident fund for some of its employees.

19.  LIABILITIES

19.1 INDEBTEDNESS

     Except as disclosed in the Accounts, each of the Company and the Subsidiaries does not have outstanding and has not agreed to create or incur loan capital, borrowing or indebtedness in the nature of borrowing.

19.2 THIRD PARTY SECURITY

     Save as disclosed in the Accounts, each of the Company and the Subsidiaries is not a party to and is not liable (including, without limitation, contingently) under a mortgage, pledge, guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person's obligation.

19.3 EVENTS OF DEFAULT

     No event has occurred or been alleged to have occurred which:

     (a) constitutes or will constitute an event of default, or otherwise gives rise to an obligation to repay, under an agreement relating to borrowing or indebtedness in the nature of borrowing; or

     (b) will lead to an Encumbrance created or constituted in connection with borrowing or indebtedness in the nature of borrowing, a guarantee, an indemnity or other obligation of any of the Company and the Subsidiaries becoming enforceable.


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

20.  INSOLVENCY

20.1 No order has been made or application for bankruptcy presented to the People's Court or resolution passed for the winding up of each of the Company and the Subsidiaries; no distress, execution or other process has been levied on any of its assets; it has not stopped payment or become unable to pay its debts or become insolvent under PRC law and it has not applied for conciliation in order to settle its debts; no liquidation committee has been appointed by it, the People's Court or any other person for the purpose of liquidating the business or assets of it or any part thereof; no meeting of the creditors of it has been held or is in prospect; no ruling declaring the bankruptcy of it has been made and no public announcement in respect of the same has been pronounced by the People's Court, and there is no unfulfilled or unsatisfied judgement or order of the People's Court outstanding against it; and there has been no delay by it in the payment of any obligation due for payment.

21.  LITIGATION AND COMPLIANCE WITH LAW

21.1 LITIGATION

     Neither the Company, the Subsidiaries nor a person for whose acts or defaults the any of them may be vicariously liable is involved in a civil, criminal, arbitration, administrative or other proceeding or dispute in any jurisdiction. No civil, criminal, arbitration, administrative or other proceeding or dispute in any jurisdiction is pending or threatened by or against the Company, the Subsidiaries or a person for whose acts or defaults any of them may be vicariously liable.

21.2 COMPLIANCE WITH LAW

     Each of the Company and the Subsidiaries has conducted its business and dealt with its assets in all material respects in accordance with all applicable legal and administrative requirements in any relevant jurisdiction.

22.  ARRANGEMENTS WITH CONNECTED PERSONS ETC.

22.1 All amounts outstanding and appearing in the books of the Company and the Subsidiaries as loan accounts or as due to directors or shareholders wholly represent money or money's worth paid or transferred to the Company or the Subsidiaries as the case may be or remuneration accrued due and payable for services rendered. All amounts outstanding between the Transferors and the Company and the Subsidiaries are specifically disclosed in the Accounts.

22.2 There is not outstanding and there has not at any time been outstanding any contract or arrangement to which any of the Company and the Subsidiaries is a party and in which any of the Transferors or directors or officers of the Company or the Subsidiaries is or has been interested, whether directly or indirectly, other than arm's length service contracts and the Company or the Subsidiaries is not a party to, nor have its profits or financial position at any time been adversely affected by, any contract or arrangement which is not of an entirely arm's length nature; save as aforesaid, there are no agreements or understandings (whether legally enforceable or not) between the Company or the Subsidiaries and any person who is a shareholder or the beneficial owner of any interest in any of the them or any other company controlled by any such person relating to the management of the Company's or a Subsidiary's business or the appointment or the removal of its directors or the ownership or transfer of ownership or the letting of any of its assets or the provision of finance, goods, services or other facilities to or by the Company or a Subsidiary or otherwise howsoever relating to the Company, a Subsidiary or its affairs.

22.3 All costs incurred by the Company and the Subsidiaries have been charged to the Company or the Subsidiaries, respectively.

22.4 None of the Transferors (or any person connected with the Transferors) is at the date hereof either individually or collectively or with any other person or persons engaged in any other business or concerned or interested in any way whatsoever in any other business of a similar nature to or competitive with that carried on by the Company or the Subsidiaries.

23.  CONSTITUTION AND RETURNS

23.1 The shareholders agreement and the articles of association were duly executed and delivered by the parties thereto and are legal, valid, binding and enforceable in accordance with their respective terms. There is no circumstance which would give rise to the early termination of the articles of association or the term of operation of the Company as stated in its business licence and no order or petition has been made or presented.

23.2 Each of the Company and the Subsidiaries is operating and has always operated its business in all respects in accordance with the shareholders agreement, the articles of association and its business licence.

23.3 All returns, particulars, resolutions and other documents required to be filed with or delivered to the State Administration for Industry and Commerce or any other authority in respect of the Company and the Subsidiaries have been properly filed or delivered.

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